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                                                            Exhibit 99

FOR IMMEDIATE RELEASE

Contact: (Investment Community) List Underwood (205) 801-0265
         (News Media) Jim Underwood (205) 326-5184


Thomas E. Hoaglin, a 26-year Bank One veteran who had led that company's banks in Ohio and in Texas, has been named vice chairman of AmSouth Bancorporation and AmSouth Bank. He will be responsible for the company's Consumer Banking, Commercial Banking, and Trust and Investment lines of business as well as all of the company's geographic areas.

Hoaglin also has been elected to the AmSouth board of directors and will join AmSouth's 12-member management committee.

In making today's announcement, AmSouth president and chief executive officer,
C. Dowd Ritter, said, "Tom Hoaglin is an outstanding banker who brings strong executive leadership and managerial skills to his position as vice chairman. He comes to us from a $250 billion asset company, and we will benefit significantly from his experience and depth of banking industry knowledge."

Ritter added that Hoaglin's skills complement an already strong senior management team, which consists of both career AmSouth bankers as well as professionals recruited in recent years from larger and more diverse financial institutions. He noted that this mix of senior management has often been cited as one of the key reasons for AmSouth's tremendous success over the past five years.

"We have doubled our size to more than $43 billion with our acquisition of First American Corporation earlier this year, and Tom adds the additional depth of management we need to continue our top performance in our industry," Ritter said.

Hoaglin has had significant experience in both line management as well as merger and integration management. He began his banking career in 1973 at Bank One, leading progressively larger sized banks in Ohio until being named as Bank One's president of its then newly acquired bank in Texas in 1989.

In 1992 Hoaglin was named chairman and chief executive officer of Bank One Ohio Corporation, which encompassed not only the company's lead bank in Ohio but also affiliate banks in West Virginia and Michigan. Hoaglin was a member of Bank One's senior-most 10-person management committee responsible for financial performance and strategic direction of the company.
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In 1996 Hoaglin was chosen to chair "Project One," a two-year, company-wide project to change the infrastructure of the entire Bank One organization. He led a team of 800 employees in this endeavor. Beginning in 1998, Hoaglin served as co-leader of the merger implementation team for Bank One's merger with First Chicago Corporation, representing Bank One.

Hoaglin received his M.B.A. from Stanford University in 1973 and a bachelor's degree from Denison University in Granville, Ohio in 1971.

Hoaglin serves on the boards of several professional, civic and educational organizations including his alma mater Denison University, where he recently chaired a presidential search committee. He is also a member of the governing bodies of Gorman-Rupp Company and the Ohio Health Corporation. He is active in the Financial Services Roundtable and the American Bankers Council.

AmSouth Bancorporation is a regional bank holding company headquartered in Birmingham with $43.4 billion in assets and approximately 660 branch banking offices and 1,365 ATMs. As the 20th largest bank holding company in the nation, AmSouth has leading market positions in Tennessee, Florida, Alabama and Mississippi, and a presence in Georgia, Louisiana, Arkansas, Kentucky and Virginia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, annuity and mutual fund sales, and trust asset management.